Exhibit 99


Pursuant to the instructions in Item 7 of Schedule 13G, the following table lists the identity and Item 3 classification, if applicable, of each relevant entity that beneficially owns shares of the security class being reported on this Schedule 13G.

Entity  ITEM 3 Classification

FIL Investment Advisors (UK) Limited  IA
FIL Investment Management (Hong Kong) Limited  FI
FIL Investment Services (UK) Limited  FI
FIL Investments International * FI


* Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this Schedule 13G.


Pandanus Partners, L.P. ("Pandanus") owns shares of FIL Limited ("FIL") voting stock. While the percentage of total voting power represented by these shares of FIL voting stock may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 48.5% of the total votes which may be cast by all holders of FIL voting stock. Pandanus Associates, Inc. ("PAI") acts as general partner of Pandanus. Pandanus is owned by trusts for the benefit of members of the Johnson family, including FIL's Chairman Abigail P. Johnson, but disclaims that any such member is a beneficial owner of the securities reported on this Schedule 13G.

This filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FIL, certain of its subsidiaries and affiliates, and other companies (collectively, the "FIL Reporters"). This filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FIL Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).


RULE 13d-1(k)(1) AGREEMENT

The undersigned persons, on August 5, 2025, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the COMMON STOCK of AUTOHOME INC at June 30, 2025.

FIL Limited

By /s/ Richard Bourgelas
Richard Bourgelas
Duly authorized under Power of Attorney effective as of May 23, 2023, by and on behalf of FIL Limited and its direct and indirect subsidiaries*

Pandanus Partners, L.P.

By /s/ Richard Bourgelas
Richard Bourgelas
Duly authorized under Power of Attorney effective as of May 23, 2023, by Pandanus Associates, Inc. on behalf of Pandanus Partners, L.P.*

Pandanus Associates, Inc.

By /s/ Richard Bourgelas
Richard Bourgelas
Duly authorized under Power of Attorney effective as of May 23, 2023, by and on behalf of Pandanus Associates, Inc.*


* This power of attorney is incorporated herein by reference to Exhibit 24 to the Schedule 13G filed by FIL Limited on July 10, 2024, accession number:
0000318989-24-000124.